Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Desert Canadians Ltd.

We consent to the reference to our firm under the caption "Experts" and to the use of our report on the financial statements of Desert Canadians Ltd. dated October 12, 2009, in the Registration Statement on Form S-1 and related Prospectus of Desert Canadians Ltd. for the registration of shares of its common stock.

/s/Haynie & Company
Haynie & Company
Littleton, Colorado
July 7, 2010